                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          PRESTIGE BANCORP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to  which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

* No fee required

                             PRESTIGE BANCORP, INC.
                             710 OLD CLAIRTON ROAD
                       PLEASANT HILLS, PENNSYLVANIA 15236
                                 (412) 655-1190

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 5, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Prestige Bancorp, Inc. (the "Company") will be held at The Georgetown Centre, located at 526 East Bruceton Road, Pleasant Hills, Pennsylvania 15236 on Wednesday, May 5, 1999 at 10:30 A.M., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

       I. The election of two directors of the Company;

      II. The ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company and Prestige Bank, A Federal Savings Bank; and

     III. To transact such other business as may properly come before the Meeting or any adjournment thereof. Management is not aware of any other such business.

     Stockholders of record at the close of business on March 19, 1999, are stockholders entitled to vote at the Meeting and any adjournment thereof.

     You are requested to complete and sign the enclosed Proxy Card which is solicited by the Board of Directors and to return it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                          By Order of the Board of Directors
                                          /s/ Patricia A. White
                                          ---------------------
                                          Patricia A. White
                                          Secretary

     YOU CAN HELP THE COMPANY AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ENSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT THE NECESSARY QUORUM MAY BE REPRESENTED AT THE MEETING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             PRESTIGE BANCORP, INC.
                     710 Old Clairton Road, Pittsburgh, PA
                 15236-4300 - 412-655-1190 - (Fax) 412-655-2114

March 24, 1999

Dear Stockholders:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders (the "Meeting") of Prestige Bancorp, Inc. (the "Company"). The meeting will be held at The Georgetown Centre, located at 526 East Bruceton Road, Pleasant Hills, Pennsylvania 15236 on Wednesday, May 5, 1999 at 10:30 A.M., local time. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the Meeting.

At the Meeting, officers and directors of the Company will report on the activities of the Company. We will then take action on the matters described in the proxy statement. The Meeting will conclude with a question and answer period.

It is very important that your shares be voted at the Meeting regardless of the number you own or whether you are able to attend the Meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors and all of the employees of the Company and Prestige Bank, I thank you for your continued interest and support, and I look forward to seeing you at the Meeting.

Sincerely,
/s/ John A. Stiver
John A. Stiver
Chairman of the Board and
Chief Executive Officer

                             PRESTIGE BANCORP, INC.
                             710 OLD CLAIRTON ROAD
                       PLEASANT HILLS, PENNSYLVANIA 15236

              ---------------------------------------------------

                                PROXY STATEMENT

              ---------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1999

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Prestige Bancorp, Inc. (the "Company") to be used at the Annual Meeting of Stockholders (the "Meeting") of the Company which will be held at The Georgetown Centre, 526 East Bruceton Road, Pleasant Hills, Pennsylvania 15236 on May 5, 1999, 10:30 A.M., local time. The accompanying Notice of Meeting, the form of Proxy and this Proxy Statement are being first mailed to the Company's stockholders on or about March 31, 1999. The address of the principal executive office of the Company is set forth above.

     At the Meeting, the stockholders will consider and vote upon (i) the election of two directors, and (ii) the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999. The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with the holder's best judgment on such other business, if any, that may properly come before the Meeting or any adjournment thereof, unless the proxy is revoked, or the stockholder who executed the proxy attends the Meeting and votes in person.

                       VOTING AND REVOCABILITY OF PROXIES

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if the stockholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTORS SET FORTH BELOW AND "FOR" THE OTHER LISTED PROPOSAL. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve, or will not serve, and matters incident to the conduct of the Meeting and other matters that properly come before the meeting.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Stockholders of record as of the close of business on March 19, 1999 ("Voting Record Date"), are entitled to one vote for each share of Common Stock of the Company then held. As of March 19, 1999, the Company had 996,964 shares of its common stock ("Common Stock") outstanding.

     As provided in the Articles of Incorporation of the Company, for a period of five years from the completion of the conversion of Prestige Bank, A Federal Savings Bank (the "Savings Bank") from a mutual chartered savings bank to a stock chartered savings bank (the "Conversion"), no person is permitted to beneficially own in excess of 10% of the outstanding shares of the Common Stock (the "Limit"), and any shares of the Common Stock acquired in violation of the Limit are not entitled to vote. The Conversion took place on June 27, 1996. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity.

     The presence in person or by proxy of at least a majority of the outstanding shares of the Common Stock entitled to vote (after subtracting any shares held in excess of the Limit) is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum or to ratify any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote for the election of the nominees proposed by the Board of Directors, or to withhold authority to vote for one or more of the nominees being proposed. Under the Company's Bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

     As to the ratification of independent auditors as set forth in Proposal II and all other matters that may properly come before the Meeting, by checking the appropriate box, a stockholder may: (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" with respect to the item. Unless otherwise required by law, all matters shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) Broker Non-Votes, or (b) proxies marked "ABSTAIN" as to that matter.

     Persons and groups owning 5% or more of the Company's Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Act of 1934, as amended (the "1934 Act"). As of March 19, 1999, management knows of no person who beneficially owns 5% or more of the Common Stock of the Company other than those entities shown on the table immediately below. The following table sets forth as of March 19, 1999 certain information as to the Common Stock beneficially owned by the Prestige Bancorp Employee Stock Ownership Plan (the "ESOP"), each other 5% or greater stockholder of the Company, and all executive officers and directors of the Company as a group.

                              5% OR BETTER BENEFICIAL OWNERSHIP(1)
-------------------------------------------------------------------------------------------------
                                              AMOUNT AND NATURE OF           PERCENT OF SHARES OF
                                             BENEFICIAL OWNERSHIP OF             COMMON STOCK
            NAME AND ADDRESS OF                COMMON STOCK AS OF             OUTSTANDING AS OF
             BENEFICIAL OWNER                    MARCH 19, 1999                 MARCH 19, 1999
             ----------------                    --------------                 --------------
Prestige Bancorp Employee Stock............           92,900                          9.3%
Ownership Plan
710 Old Clairton Road
Pleasant Hills, PA 15236
John A. Stiver.............................           56,082(2)                       5.6%
710 Old Clairton Road
Pleasant Hills, PA 15236
John Hancock Regional Bank Fund............           99,015(3)                       9.9%
c/o John Hancock Advisers, Inc.
101 Huntington Avenue
Boston, Massachusetts 02199
All Directors and Executive Officers,
  as a Group (8 persons)...................          148,064(4)(5)(6)               14.85%

---------------

(1) On April 15, 1998, the Board of Directors declared a 15% stock dividend to shareholders of record of June 2, 1998 and payable on June 19, 1998. In addition, on February 17, 1999, the Board declared a 5% stock dividend to shareholders of record of March 2, 1999 and payable on March 19, 1999. All share data has been restated to reflect these stock dividends.

(2) John A. Stiver is Chairman of the Board of both the Savings Bank and the Company. On December 30, 1998, Mr. Stiver was appointed Chief Executive Officer of both the Savings Bank and the Company. This figure also includes 1,860 shares of Common Stock awarded to Mr. Stiver, but not yet vested, pursuant to the Management Recognition and Retention Plan and Trust and currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Stiver possesses the power to direct the exercise of voting rights.

(3) John Hancock Advisers, Inc. ("JHA"), the investment advisor of John Hancock Regional Bank Fund, holds a direct ownership interest of 99,015 shares of Common Stock for the benefit of the John Hancock Regional Bank Fund. Through parent/subsidiary relations with JHA, each of John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., and the Berkeley Financial Group have an indirect ownership of these shares.

(4) For purposes of this table, the term executive officers include all persons who were executive officers of the Company and the Savings Bank on March 19, 1999.

(5) This figure includes additional shares of Common Stock described in footnotes to the table of beneficial ownership of the Company by the Directors and Executive Officers set forth hereinafter. This figure also includes 29,907 shares of Common Stock held by directors and executives officers in a fiduciary capacity (other than related to the ESOP, as defined hereinafter, or the Management Retention and Recognition Plan and Trust) for another person or held by or for the benefit of family members of executive officers or directors. See "PROPOSAL I--ELECTION OF DIRECTORS--Information with Respect to Nominees for Directors, Continuing Directors and Executive Officers". This figure includes unvested awards of 27,827 shares of Common Stock which have been granted to directors and executive officers of the Company and the Savings Bank under the Management Recognition and Retention Plan and Trust over which shares the named individuals possess the power to direct the exercise of voting rights and which such shares have been acquired by and held in the Management Recognition and Retention Plan and Trust. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Management Recognition and Retention Plan and Trust". This
figure also includes 3,702 shares of Common Stock owned by the Prestige Bancorp Employee Stock Ownership Plan ("ESOP") which are allocated to executive officers over which such executive officers have the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Employee Stock Ownership Plan and Trust". This figure excludes shares of Common Stock held under the ESOP for which a director or executive officer serves as a member of the ESOP Committee or Trustee Committee. Such individuals disclaim beneficial ownership with respect to such shares held in a fiduciary capacity. The ESOP purchased such shares for the exclusive benefit of plan employee participants with funds borrowed from the Company. These shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of total gross compensation as the ESOP debt is repaid. The Board of Directors has appointed a committee consisting of Messrs. Zyla, Stiver and Hein to serve as the ESOP administrative committee ("ESOP Committee") and Messrs. Zyla and Stiver serve as the ESOP Trustees ("ESOP Trustees"). The ESOP Trustees must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting directive is received will be voted by the ESOP Trustees in proportion to the directives received by responding participants. As of March 19, 1999, 15,503 shares have been allocated under the ESOP to participant accounts. As of March 19, 1999, 3,702 shares have been allocated under the ESOP to participant accounts of executive officers. This figure includes 56,082 of Common Stock held by John
    A. Stiver who holds the positions of Chairman of the Board and Chief Executive Officer of both the Savings Bank and the Company.

(6) Ownership interests of Common Stock by directors and executive officers is set forth below. See "PROPOSAL I--ELECTION OF DIRECTORS--Information With Respect to Nominees for Directors, Continuing Directors and Executive Officers".

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Common Stock of the Company is registered pursuant to Section 12(g) of the 1934 Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4 and 5 with the SEC disclosing changes in beneficial ownership of the Common Stock. Based on the Company's review of such ownership reports, no officer, director or 10% beneficial owner of the Company failed to file such ownership reports on a timely basis for the fiscal year ended December 31, 1998.

                       PROPOSAL I--ELECTION OF DIRECTORS
GENERAL

     The Company's bylaws require that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of seven members. Two directors will be elected at the Meeting, to serve for a three-year term, as noted below, or until his successor has been elected and qualified.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     Martin W. Dowling and Mark R. Schoen have been nominated by the Board of Directors to serve as directors for a three-year term commencing on the date of the Meeting. Messrs. Dowling and Schoen are currently members of the Board of Directors. In accordance with the Company's Articles of Incorporation, the Board of Directors will consider nominees for directors from stockholders and such nominees, if properly presented to the Company in accordance with the terms of the Company's Articles of Incorporation will be placed on the ballot at the Meeting. A stockholder of the Company may submit a nomination for the Board of Directors no later than the close of business on the sixtieth (60(th)) day preceding the anniversary date of the immediately preceding annual meeting of the stockholders of the Company. Any such nomination must conform to the requirements of the Articles of Incorporation of the Company. However, the Board of Directors determines whether or not to recommend any stockholder nominees. It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees. Each of the nominees of the Board of Directors has consented to serve as a director if elected. If the nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board of Directors knows of no reason why the nominees might be unavailable to serve. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE.

     The following two tables set forth the names of the nominees and the names of the directors continuing in office, their respective names, ages, and the year each became a director of the Company (or the Savings Bank, in the event such individual served as a director of the Savings Bank prior to the Conversion), the expiration date of their current term as a director, and the number and percentage of shares of the Common Stock beneficially owned. The third table sets forth the one remaining executive officer, his age and the number and percentage of shares beneficially owned. The third table also sets forth the number of shares beneficially owned and aggregate percentage of beneficial ownership by the directors and executive officers as a group.

             BOARD OF DIRECTORS NOMINEES FOR TERM TO EXPIRE IN 2002
                  AND BENEFICIAL OWNERSHIP OF COMMON STOCK(1)

                                                                                            PERCENT OF
                                                                   CURRENT    SHARES OF      SHARE OF
                                                                    TERM     COMMON STOCK     COMMON
                                                        DIRECTOR     TO      BENEFICIALLY      STOCK
                    NAME                       AGE(2)   SINCE(3)   EXPIRE      OWNED(4)     OUTSTANDING
                    ----                       ------   --------   -------   ------------   -----------
Martin W. Dowling............................    72       1992      1999         7,848(5)       .79%
Mark R. Schoen...............................    45       1994      1999         5,939(6)       .60%

    DIRECTORS CONTINUING IN OFFICE AND BENEFICIAL OWNERSHIP OF COMMON STOCK

                                                                                            PERCENT OF
                                                                   CURRENT    SHARES OF      SHARE OF
                                                                    TERM     COMMON STOCK     COMMON
                                                        DIRECTOR     TO      BENEFICIALLY      STOCK
                    NAME                       AGE(2)   SINCE(3)   EXPIRE      OWNED(4)     OUTSTANDING
                    ----                       ------   --------   -------   ------------   -----------
Charles P. McCullough........................    44       1995      2000         6,777(7)       .68%
Robert S. Zyla...............................    51       1984      2000        17,188(8)      1.72%
Michael R. Macosko...........................    47       1992      2001        17,181(9)      1.72%
John A. Stiver...............................    54       1986      2001        56,082(10)     5.62%
Patricia A. White............................    52       1989      2001        20,320(11)     2.04%

                        REMAINING EXECUTIVE OFFICER AND
                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                                                                                           PERCENT OF
                                                                 CURRENT    SHARES OF       SHARE OF
                                                                  TERM     COMMON STOCK      COMMON
                                                      DIRECTOR     TO      BENEFICIALLY       STOCK
                   NAME                      AGE(2)    SINCE     EXPIRE      OWNED(4)      OUTSTANDING
                   ----                      ------   --------   -------   ------------    -----------
James M. Hein..............................    35        N/A       N/A        16,729(12)       1.68%
All Directors and Executive Officers as a
  Group (8 Persons)........................   N/A        N/A       N/A       148,064(13)      14.85%

---------------

 (1) On April 15, 1998, the Board of Directors declared a 15% stock dividend to shareholders of record of June 2, 1998 and payable on June 19, 1998. In addition, on February 17, 1999, the Board declared a 5% stock dividend to shareholders of record of March 2, 1999 and payable on March 19, 1999. All share data has been restated to reflect these stock dividends.

 (2) As of February 28, 1999.

 (3) Prior to the Conversion on June 27, 1996, the Savings Bank was a federal chartered mutual savings bank. The Company is a holding company that was created as part of the Conversion. As part of the Conversion, the then-directors of the Savings Bank were selected as directors of the Company.

 (4) Beneficial ownership as of the Voting Record Date.

 (5) This figure also includes 1,473 shares of Common Stock awarded to Mr. Dowling, but not yet vested, pursuant to the Management Recognition and Retention Plan and Trust and currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Dowling possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Management Recognition and Retention Plan and Trust".

 (6) This figure includes 627 shares of Common Stock held by Mr. Schoen or Mrs. Schoen as custodian for minor children. This figure also includes 1,279 shares of Common Stock awarded to Mr. Schoen, but not yet vested, pursuant to the Management Recognition and Retention Plan and Trust and currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Schoen possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Management Recognition and Retention Plan and Trust".

 (7) This figure includes 1,753 shares of Common Stock held individually by Mrs. McCullough through an IRA account. This figure also includes 1,183 shares of Common Stock awarded to Mr. McCullough, but not yet vested, pursuant to the Management Recognition and Retention Plan and Trust and currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. McCullough possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Management Recognition and Retention Plan and Trust".

 (8) This figure includes 660 shares of Common Stock held by Mrs. Zyla through an IRA account. This figure includes 6,955 shares of Common Stock awarded to Mr. Zyla, but not yet vested, pursuant to the Management Recognition and Retention Plan and Trust and currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Zyla possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Management Recognition and Retention Plan and Trust". This figure includes 1,546 shares of Common Stock allocated to the account of Mr. Zyla established under the terms of the ESOP over which shares Mr. Zyla possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Employee Stock Ownership Plan and Trust". This figure does not include 77,397 shares of Common Stock of the Company owned by ESOP as to which Mr. Zyla acts as co-trustee and as a member of the ESOP Committee and which are not allocated to Mr. Zyla's account or which remain unallocated shares for which trustees do not have discretionary voting rights or investment powers. Mr. Zyla disclaims beneficial ownership with respect to such shares held in a fiduciary capacity. See footnote 4 to table of "5% or Better Beneficial Ownership" set forth above.

 (9) This figure includes 1,569 shares of Common Stock awarded to Mr. Macosko, but not yet vested, pursuant to the Management Recognition and Retention Plan and Trust and currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Macosko possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Management Recognition and Retention Plan and Trust".

(10) This figure includes 600 shares of Common Stock held individually by Mrs. Stiver through an IRA account. This figure includes 15,093 shares of Common Stock held by C&J Leasing Co., a corporation owned 100% by Mr. Stiver. This figure includes 2,118 shares of Common Stock held by Jackson Group Ltd., a corporation owned 100% by Mr. Stiver. This figure includes 7,245 shares of Common Stock held by the John A. Stiver Profit Sharing Plan, a trust for which John A. Stiver is the trustee and beneficiary. This figure also includes 1,860 shares of Common Stock awarded to Mr. Stiver, but not yet vested, pursuant to the Management Recognition and Retention Plan and Trust and currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Stiver possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS-- Benefits--Management Recognition and Retention Plan and Trust". This figure does not include 77,397 shares of Common Stock of the Company owned by the ESOP for which Mr. Stiver acts as co-trustee and as a member of the ESOP Committee and which remain unallocated shares for which trustees do not have discretionary voting rights or investment powers. Mr. Stiver disclaims beneficial ownership with respect to such shares held in a fiduciary capacity. See footnote 4 to table of "5% or Better Beneficial Ownership" set forth above.

(11) This figure also includes 7,237 shares of Common Stock awarded to Mrs. White, but not yet vested, pursuant to the Management Recognition and Retention Plan and Trust and currently held by the Management Recognition and Retention Plan and Trust over which shares Mrs. White possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Management Recognition and Retention Plan and Trust". This figure also includes 1,113 shares of Common Stock allocated to the account of Mrs. White established under the terms of the ESOP over which shares Mrs. White possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Employee Stock Ownership Plan and Trust".

(12) This figure includes 1,811 shares of Common Stock held individually by Mrs. Hein. This figure also includes 6,271 shares of Common Stock awarded to Mr. Hein, but not yet vested, pursuant to the Management Recognition and Retention Plan and Trust and currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Hein possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Management Recognition and Retention Plan and Trust". This figure also includes 1,043 shares of Common Stock allocated to the account of Mr. Hein established under the terms of the ESOP over which shares Mr. Hein possesses the power to direct the exercise of voting rights. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Employee Stock Ownership Plan and Trust". This figure does not include 77,397 shares of Common Stock of the Company owned by ESOP as to which Mr. Hein acts as a member of the ESOP Committee and which are not allocated to Mr. Hein's account or which remain unallocated shares for which trustees do not have discretionary voting rights or investment powers. Mr. Hein disclaims beneficial ownership with respect to such shares held in a fiduciary capacity. See footnote 4 to table of "5% or Better Beneficial Ownership" set forth above.

(13) See footnote 4 to the table of "5% or Better Beneficial Ownership" set forth above.

DIRECTOR AND EXECUTIVE OFFICER BIOGRAPHICAL INFORMATION

     Set forth below is information with respect to the principal occupations during the last five years for the directors and executive officers of the Company and the Savings Bank.

     MARTIN W. DOWLING is a director of Jefferson Hills Real Estate, Inc. and President of Dowling Properties, Inc. He is also President of Martin W. Dowling, Inc., a building and remodeling company, and President of Town Hall Estates, Inc., and Meadow Green Corp., both companies being in the business of real estate development. Mr. Dowling also serves as director of Jefferson Hospital and other healthcare-related organizations.

     JAMES M. HEIN is the Chief Financial Officer of the Savings Bank and has performed as such since January 1996. Prior to that time Mr. Hein acted as the Controller of the Savings Bank. In connection with the formation of the Company and the Conversion of the Savings Bank, Mr. Hein was appointed the Controller of the Company.

     MICHAEL R. MACOSKO is a pharmacist with Eckerd Drug, Inc., and has performed as such since 1995 with Eckerd Drug, Inc. and its predecessor Thrift Drug, Inc. From 1974 until 1995 he was pharmacist, owner and President of Woody's Drug Store, Inc.

     CHARLES P. MCCULLOUGH is an attorney and a shareholder with Tucker Arensberg, P.C., and has performed as an attorney at Tucker Arensberg, P.C. since November of 1995. Prior to his employment by Tucker Arensberg, P.C., Mr. McCullough was a solo practitioner attorney at law.

     MARK R. SCHOEN is a Senior Manager of Investment Products and Technology for SEI Investments, a company servicing the mutual fund industry. Previously, Mr. Schoen was Senior Manager of Business

Development at Pilgrim, Baxter and Associates and Assistant Vice President of Business Development and Product Administration for Federated Investors.

     JOHN A. STIVER is Chairman of the Board of both the Savings Bank and the Company. Effective as of December 30, 1998, Mr. Stiver was appointed Chief Executive Officer of both the Savings Bank and the Company. He is a CPA licensed to practice in Pennsylvania since 1972 and has been a self-employed CPA since 1980. Mr. Stiver has served as Chairman of the Board of Directors of the Company since 1996 and the Savings Bank since 1995. He is also President and owner of C&J Leasing Co., an equipment leasing company, President and owner of Jackson Group, Ltd., an investment company, and President and owner of Miller's Mini Storage, Inc., a self-storage company.

     PATRICIA A. WHITE is the Executive Vice President of the Savings Bank, and has performed as such since 1989. She is also the Corporate Secretary of the Savings Bank and has performed as such since 1986. Her main duties include oversight of the marketing, compliance, security and loan origination areas of the Savings Bank. In connection with the formation of the Company and the Conversion, Ms. White was appointed Treasurer and Secretary of the Company.

     ROBERT S. ZYLA is the President and Treasurer of the Savings Bank. Mr. Zyla was appointed President of the Savings Bank in 1989 and Treasurer of the Savings Bank in 1995. In connection with the formation of the Company and the Conversion, Mr. Zyla was appointed the President of the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY AND THE SAVINGS BANK

     The Board of Directors of the Company meets on a monthly basis. Special meetings of the Board of Directors may be called by the President of the Company, its Chairman of the Board or by a majority of the directors of the Company. During the fiscal year ending December 31, 1998, the Board of Directors met 12 times. No director of the Company attended fewer than 83% of the total number of board meetings or committee meetings during this period. The Board of Directors of the Company has established the following committees:

     Executive Committee of the Company. The Executive Committee consists of Ms. White and Messrs. Zyla, Stiver, and McCullough. The Executive Committee addresses policy issues of the Company which arise between meetings of the Board of Directors of the Company. The Executive Committee did not meet during 1998.

     Audit Committee of the Company. The Audit Committee consisted of Mr. Stiver, who chaired this committee in 1998, and Messrs. Dowling, Macosko, Schoen and McCullough. Mr. Stiver is no longer a member of this Committee, and Mr. Schoen was named chairman for fiscal 1999. The Audit Committee recommends engagement of the external auditors of the Company and the Savings Bank and reviews the audit reports of the external auditors and of the internal auditor of the Savings Bank and the Company. The Audit Committee met 5 times during 1998. This committee functions for both the Company and the Savings Bank.

     Compensation Committee of the Company. The Compensation Committee consisted of Mr. Stiver, who chaired this committee in 1998, and Messrs. Dowling, Macosko, Schoen and McCullough. Mr. Stiver is no longer a member of this Committee, and a new chairman has not yet been named. The Compensation Committee sets the level of compensation of the executive officers of the Company and the Savings Bank (other than compensation in the form of stock option and stock compensation awards). The Compensation Committee met 1 time during 1998.

     The primary business of the Company is conducted through its only subsidiary, Prestige Bank, A Federal Savings Bank (the "Savings Bank"). Each director of the Company is also a director of the Savings Bank. The Board of Directors of the Savings Bank meets on a monthly basis and may have additional special meetings upon the request of the President, the Chairman of the Board of Directors or a majority of the directors of the Savings Bank. During the fiscal year ended December 31, 1998, the Board of Directors met 12 times. No director attended fewer than 92% of the total number of board meetings or committee meetings on which he or she served that were held during this period. The Board of Directors of the Savings Bank has established the following committees:

     Loan Committee of the Savings Bank. The Loan Committee consists of Ms. White and Messrs. Zyla, Stiver, Dowling and McCullough. Ms. White and Mr. Stiver co-chair this Committee. The Loan Committee has the authority to approve loans up to $500,000. Loans in excess of $500,000 are reviewed by the full Board of Directors of the Savings Bank. The Loan Committee met 27 times during 1998.

     Investment and the Asset and Liability Committees of the Savings Bank. The Investment and the Asset and Liability Committees each consists of Ms. White and Messrs. Zyla, Stiver and Hein. These Committees often meet simultaneously due to their similar functionality. Mr. Stiver is Chairman of the Investment Committee, and Mr. Hein is Chairman of the Asset and Liability Committee. The Investment Committee has the authority to approve investments in securities eligible for purchase by a savings association up to $5 million and makes recommendations to the full Board of Directors of the Savings Bank with respect to investment policies and investments in excess of $5 million. The Investment Committee also functions to approve investments in securities eligible for purchase by a savings and loan holding company. The Investment Committee has authority to approve investments in securities eligible for purchase by a savings and loan holding company up to $500,000 and makes recommendations to the full Board of Directors of the Company with respect to investment policies and investments in excess of $500,000. The Asset and Liability Committee reviews the interest bearing liabilities of the Savings Bank against the interest earning assets of the Savings Bank and operates to manage the interest rate risk of the Savings Bank. The Investment and the Asset and Liability Committees each met 12 times during 1998.

     Asset Classification Committee of the Savings Bank. The Asset Classification Committee consists of Ms. White and Messrs. Zyla, Stiver and Hein. Mr. Zyla is Chairman of the Asset Classification Committee. The Asset Classification Committee reviews the Savings Bank's loan portfolio to determine the classification of loans that have some form of deficiency. The Asset Classification Committee met 12 times during 1998.

     Marketing/Community Reinvestment Act Committee of the Savings Bank. The Marketing/Community Reinvestment Act Committee consists of Ms. White and Messrs. Dowling, Schoen and Macosko. Ms. White is Chairperson of the Marketing/Community Reinvestment Act Committee. The Committee oversees the Savings Bank's marketing efforts and monitors its compliance with the Community Reinvestment Act. The committee met 3 times during 1998.

     Facilities Committee of the Savings Bank. The Facilities Committee consists of Messrs. McCullough, Dowling and Zyla. Mr. McCullough acts as the Chairman of the Facilities Committee. This Committee oversees all construction projects and supervises capital improvements in the nature of plant, property and equipment. The Committee met 9 times in 1998.

     Technology Committee of the Savings Bank. The Technology Committee consists of Messrs. Hein, Schoen and Zyla. Mr. Zyla is the Chairman of this Committee. This Committee oversees the acquisition of new technology devices and software applicable to the banking industry. This Committee reviews and analyzes any Year 2000 issues that arise with the Savings Bank's electronic data proceeding. This Committee met 3 times in 1998.

DIRECTORS' COMPENSATION

     All directors of the Savings Bank were paid a $600 monthly fee in 1998. There are no separate Board of Directors' fees for the monthly meeting of the Company. In addition, all outside directors received $150 for each committee meeting of the Company or the Savings Bank attended during 1998. Although Mr. Stiver was an outside director in 1998, he did not receive any Board or Committee fees, but received a monthly stipend in lieu of meeting fees. The monthly fee for a director for 1999 will be $750. All outside directors will receive $200 for each committee meeting of the Company or the Savings Bank they attend during 1999. In addition, the Chairman of the Board of Directors of the Savings Bank received monthly compensation of $10,000 for the fiscal year ending 1998 for his services as Chairman of the Board of Directors. Effective as of December 30, 1998, Mr. Stiver, the Chairman of the Board, was appointed Chief Executive Officer of both the Savings Bank and the Company. Mr. Stiver's total monthly salary as the Chief Executive Officer of the Company and the Savings Bank in 1999 will be $12,500. Mr. Stiver will receive no separate fees for attendance at board meetings or committee meetings. The aggregate amount of fees paid to the directors for the year ended December 31, 1998 for all board and committee meetings of the Company and the Savings Bank was $175,650 of which $120,000 was paid to Mr. Stiver.

     The Board of Directors of the Company adopted a Stock Option Plan and a Management Recognition and Retention Plan for the fiscal years ending December 31, 1997 and thereafter. Under these plans the non-employee directors will be awarded stock options and stock on a formula basis. See "PROPOSAL I--ELECTION OF DIRECTORS--Benefits--Stock Option Plan and Management Recognition and Retention Plan".

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth a summary of certain information concerning the compensation paid by the Company and the Savings Bank for services rendered in all capacities during the year ended December 31, 1998 to the Chief Executive Officer of the Company and Savings Bank, and President of the Company, who is also the President and Treasurer of the Savings Bank. No other executive officer of the Company or the Savings Bank received an annual salary plus bonuses during the fiscal year in an amount exceeding $100,000.

                        SUMMARY COMPENSATION FOR 1998(1)

                                                                             LONG TERM COMPENSATION
                                                                                    AWARDS(2)
                                                                            -------------------------
                                                                            RESTRICTED    SECURITIES
                                                                              STOCK       UNDERLYING
                                                             OTHER ANNUAL    AWARD(S)      OPTIONS/      ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR(3)   SALARY    BONUS   COMPENSATION      ($)        SARS(#)(4)    COMPENSATION
  ---------------------------    -------   -------   -----   ------------   ----------    -----------   ------------
John A. Stiver(7)                 1998     $     0    $0       $120,000(5)   $      0       12,841        $     0
Chairman of the Board and         1997     $     0    $0       $ 96,000(6)   $ 30,072(8)     2,029        $     0
Chief Executive Officer           1996     $     0    $0       $ 44,750(7)        N/A          N/A        $     0

Robert S. Zyla,                   1998     $92,000    $0       $      0      $      0          -0-        $25,428(11)
President of the Company,         1997     $88,000    $0       $  2,030(9)   $112,500(10)   29,071        $26,973(12)
and President and Treasurer       1996     $84,000    $0       $      0           N/A          N/A        $21,115(13)
of the Savings Bank

---------------

 (1) On April 15, 1998, the Board of Directors declared a 15% stock dividend to shareholders of record of June 2, 1998 and payable on June 19, 1998. In addition, on February 17, 1999, the Board declared a 5% stock dividend to shareholders of record of March 2, 1999 and payable on March 19, 1999. All share data has been restated to reflect these stock dividends.

 (2) For the year 1996 neither the Company nor the Savings Bank had in place any stock options, stock incentive, stock appreciation rights or long-term incentive plans that would fall under the category of long-term compensation, awards, payout, restrictive stock awards or options/SAR for separate presentation. The Company adopted a stock option plan and a management recognition and retention plan at the 1997 annual meeting of shareholders.

 (3) For each of 1998, 1997 and 1996 all compensation of Mr. Stiver and Mr. Zyla was paid by the Savings Bank.

 (4) No stock appreciation rights ("SARs") were granted. This column discloses the number of shares of Common Stock which can be purchased upon the exercise of granted stock options. Under the terms of the Stock Option Plan, 20% of stock options awarded in 1997 have vested.

 (5) Mr. Stiver received a $10,000 monthly stipend in 1998 as Chairman of the Board of Directors. No other fees for Board Meetings or Committee Meetings were paid in 1998 to Mr. Stiver.

 (6) Mr. Stiver received a $8,000 monthly stipend in 1997 as Chairman of the Board of Directors. No other fees for Board Meetings or Committee Meetings were paid in 1997 to Mr. Stiver.

 (7) Mr. Stiver received a $2,500 monthly stipend in 1996 as Chairman of the Board of Directors. The 1996 director's fee of $500 per meeting was paid for 13 meetings. Mr. Stiver also received committee fees of $8,250 in 1996, at $125 per committee meeting attended.

 (8) The Company awarded Mr. Stiver 2,324 shares of Common Stock during 1997 pursuant to the Management Recognition and Retention Plan and Trust. The dollar value of $30,072 represents the product of the number of shares granted to Mr. Stiver on April 23, 1997 times the fair market of the Common Stock on such date, which fair market value was $12.94. Dividends on these shares will be paid in cash. A total number of 1,392 of these 2,324 shares of Common Stock awarded to Mr. Stiver during 1997 will vest over the three year period including 1999, 2000 and 2001. The number of shares vesting in 1999, 2000 and 2001 will be 464 each. 20% of shares granted during 1997 under the Management Recognition and Retention Plan and Trust have vested.

 (9) Includes unused accrued vacation pay of $2,030 for 1997. This figure does not include amounts attributable to miscellaneous benefits received by Mr. Zyla. In the opinion of the management of the Company, the costs to the Company of providing such benefits to Mr. Zyla during the years ended December 31, 1998, 1997 and 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for Mr. Zyla.

(10) The Company awarded Mr. Zyla 8,694 shares of Common Stock during 1997 pursuant to the Management Recognition and Retention Plan and Trust. The dollar value of $112,500 represents the product of the number of shares granted to Mr. Zyla on April 23, 1997 times the fair market of the Common Stock on such date, which fair market value was $12.94. Dividends on these shares will be paid in cash. A total number of 5,216 of these 8,694 shares of Common Stock awarded to Mr. Zyla during 1997 will vest over the three year period including 1999, 2000 and 2001. The number of shares vesting in 1999, 2000 and 2001 will be 1,738 each. 20% of shares granted during 1997 under the Management Recognition and Retention Plan and Trust have vested.

(11) This amount includes a fee of $7,200 paid for service as a member of the Board of Directors of each of the Company and/or the Savings Bank for the year ending December 31, 1998. This amount includes a payment of $10,361 by the Company or the Savings Bank to the defined benefit plan which was based on the services of Mr. Zyla for the year ending December 31, 1998. There were no contributions made by the Company or the Savings Bank to the 401(k) account for Mr. Zyla in 1998. This amount includes $7,867 for the year ending December 31, 1998, which is the fair market value of the Common Stock as of the date of allocation of such stock for 1998 from the ESOP share suspension account to the account maintained by the ESOP for Mr. Zyla.

(12) This amount includes a fee of $6,000 paid for service as a member of the Board of Directors of each of the Company and/or the Savings Bank for the year ending December 31, 1997. This amount includes a payment of $10,093 by the Company or the Savings Bank to the defined benefit plan which was based on the services of Mr. Zyla for the year ending December 31, 1997. There were no contributions made by the Company or the Savings Bank to the 401(k) account for Mr. Zyla in 1997. This amount includes $10,880 for the year ending December 31, 1997 which is the fair market value of the Common Stock as of the date of allocation of such stock for 1997 from the ESOP share suspension account to the account maintained by the ESOP for Mr. Zyla.

(13) This amount includes a fee of $6,500 paid for service as a member of the Board of Directors of each of the Company and/or the Savings Bank for the year ending December 31, 1996. This amount includes a payment of $10,591 by the Company or the Savings Bank to the defined benefit plan which was based on the services of Mr. Zyla for the year ending December 31, 1996. There were no contributions made by the Company or the Savings Bank to the 401(k) account for Mr. Zyla in 1996. This amount includes $4,024 for the year ending December 31, 1996, which is the fair market value of the Common Stock as of date of allocation of such stock for 1996 from the ESOP share suspension account to the account maintained by the ESOP for Mr. Zyla.

                         OPTION/SAR GRANTS FOR 1998(1)

                                   INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE
                              ---------------------------                                VALUE AT ASSUMED
                               NUMBER OF      % OF TOTAL                                 ANNUAL RATES OF
                               SECURITIES    Options/SARs                                  STOCK PRICE
                               UNDERLYING     GRANTED TO                                 APPRECIATION FOR
                              OPTIONS/SARS   EMPLOYEES IN   EXERCISE OR                    OPTION TERM
                                GRANTED      FISCAL YEAR    BASE PRICE    EXPIRATION   --------------------
            NAME               (#)(2)(3)         (4)         ($/SH)(5)       DATE       5%($)      10%($)
            ----              ------------   ------------   -----------   ----------   --------   ---------
John A. Stiver                   12,600(6)      88.02         $12.14       12/30/08    $96,198    $243,785
Chief Executive Officer of
the                                 241(7)       1.68         $20.60        4/29/08    $ 3,122    $  7,912
Company and the Savings Bank

---------------

(1) On April 15, 1998, the Board of Directors declared a 15% stock dividend to shareholders of record of June 2, 1998 and payable on June 19, 1998. In addition, on February 17, 1999, the Board declared a 5% stock dividend to shareholders of record of March 2, 1999 and payable on March 19, 1999. All share data has been restated to reflect these stock dividends.

(2) No stock option of shares granted during 1998 have yet vested.

(3) No stock appreciation rights ("SARs") were granted. This column discloses the number of shares of Common Stock which can be purchased upon the exercise of stock options granted upon vesting.

(4) No stock appreciation rights ("SARs") were granted to any director, officer or employee of the Company or the Savings Bank. This column discloses the ratio expressed as a percentage of the number of options granted to Mr. Stiver during 1998 to the number of options granted to all employees of the Company or the Savings Bank during 1998.

(5) Exercise Prices have been restated to reflect stock dividends described in Footnote (1).

(6) Awarded December 30, 1998 in conjunction with Mr. Stiver's appointment as full-time Chief Executive Officer.

(7) Subsequent formula award of April 29, 1998.

 AGGREGATED OPTION/SAR EXERCISES IN 1998/DECEMBER 31, 1998 OPTION/SAR VALUES(1)

                                                                                 NUMBER OF         VALUE OF
                                                                                SECURITIES        UNEXERCISED
                                                                                UNEXERCISED      IN-THE-MONEY
                                                                              OPTIONS/SARS AT   OPTIONS/SARS AT
                                                                               FY-END(#)(2)        FY-END($)
                                              SHARES                          ---------------   ---------------
                                            ACQUIRED ON         VALUE          EXERCISABLE/      EXERCISABLE/
                   NAME                     EXERCISE(#)      REALIZED($)       UNEXERCISABLE     UNEXERCISABLE
                   ----                     -----------   -----------------   ---------------   ---------------
John A. Stiver............................      507           $6,562.50            0/14,870          $ 0/0
Chief Executive Officer of the Company and
Chief Executive Office of the Savings Bank
Robert S. Zyla............................      N/A                 N/A        5,814/23,257          $ 0/0
President of the Company and President and
Treasurer of the Savings Bank

---------------

(1) On April 15, 1998, the Board of Directors declared a 15% stock dividend to shareholders of record of June 2, 1998 and payable on June 19, 1998. In addition, on February 17, 1999, the Board declared a 5% stock dividend to shareholders of record of March 2, 1999 and payable on March 19, 1999. All share data has been restated to reflect these stock dividends.

(2) 20% stock option of shares granted during 1997 have vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation of the executive officers of the Company and the Savings Bank is set annually by the Compensation Committee of the Company. Salaries of the executive officers of the Savings Bank cover the services provided for both the Savings Bank and the Company. There is no separate salary for service as an officer of the Company. During the fiscal year ended December 31, 1998, the Compensation Committee of the Company consisted of Messrs. Stiver, Dowling, Macosko, McCullough and Schoen. Each of these gentlemen participated in setting executive compensation for the officers of the Company and the Savings Bank. In 1999, Mr. Stiver will no longer be a member of the Compensation Committee, and this committee will consist of the four outside directors.

     As of December 31, 1998, John A. Stiver, Chief Executive Officer and the Chairman of the Board, and C&J Leasing Co. (of which Mr. Stiver is owner) have borrowings from the Savings Bank with a total aggregate balance of $293,491 at December 31, 1998. The largest aggregate balance during 1998 of Mr. Stiver's loans (and his affiliates) was $295,841. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These extensions do not involve more than the normal risk of collectability or present other unfavorable features. Mr. Stiver also leases space from the Savings Bank for his offices at an annual rental of $11,100, which management believes is comparable to rates chargeable to unrelated third parties for rentals of similar space. Please see "PROPOSAL I--ELECTION OF DIRECTORS--Directors' Compensation" above for the compensation earned by Mr. Stiver as Chief Executive Officer and as the Chairman of the Board.

     In addition, Mr. Stiver's accounting firm has prepared the federal and state tax returns and filings of the Company and the Savings Bank and during 1998 received fees of $5,700 for this service. Mr. Stiver's accounting firm has also been retained to prepare the federal and state tax returns and filings of the Company and the Savings Bank due during 1999 and will receive a fee not to exceed $6,000 for these services. Management believes this fee for tax preparation services is comparable to rates charged by unrelated third parties for comparable services.

     As of December 31, 1998, the Savings Bank had committed to make an additional loan to Mr. Stiver in an amount not to exceed $93,000. This loan commitment was made in the ordinary course of business of the Savings Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These extensions do not involve more than the normal risk of collectability or present other unfavorable features.

     As of December 30, 1998, the Company had committed to make a loan to Mr. Stiver of $250,000 as part of the terms of his employment contract. The Board of Directors believes that the terms of this loan, including interest rate, repayment schedule and assignment of life insurance as collateral, are comparable to terms available to third party Borrowers of the Savings Bank. See Employment Contract for John A. Stiver for additional details.

     Charles P. McCullough, a director of the Savings Bank, is an attorney and a shareholder with the law firm of Tucker Arensberg, P.C., which has been retained by the Savings Bank and the Company with respect to certain legal matters on an ongoing basis. The Company and the Savings Bank expect this relationship to continue.

     Dowling, Inc., (which is owned by Martin W. Dowling) had one borrowing from the Savings Bank which paid off during fiscal 1998. The largest balance outstanding during 1998 to Dowling, Inc., was $15,829. This credit line was made available in the ordinary course of business of the Savings Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. This extension of credit did not involve more than the normal risk of collectability or present other unfavorable features.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The salaried executive officers of the Company and the Savings Bank consist of Mr. John A. Stiver (Chief Executive Officer of the Company and Chief Executive Officer of the Savings Bank), Mr. Robert S. Zyla (President of the Company and President and Treasurer of the Savings Bank), Mr. James M. Hein (Controller of the Company and Chief Financial Officer of the Savings Bank) and Ms. Patricia A. White (Treasurer and Secretary of the Company and Executive Vice President and Secretary of the Savings Bank). The salaries of

Messrs. Stiver, Zyla and Hein and Ms. White are set at the Savings Bank level. No separate salary is paid for service as an officer of the Company.

     The Board of Directors of the Savings Bank meets annually to review compensation paid to senior management. Mr. Stiver (since beginning as officer of the Company and Savings Bank), Mr. Zyla and Ms. White abstain from board discussion of executive compensation. The Board of Directors of the Savings Bank reviews various published surveys of compensation paid to employees performing similar duties for depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions in and around the Savings Bank market area, including institutions with total assets of less than $200 million. Although the Board of Directors of the Savings Bank does not specifically set compensation levels for executive officers based on whether particular financial goals have been achieved by the Savings Bank, the Board of Directors of the Savings Bank does consider the overall profitability of the Savings Bank when making these decisions. With respect to each particular employee, his or her particular contributions to the Savings Bank over the past year are also evaluated.

     Mr. John A. Stiver, Chairman and Chief Executive Officer of both the Company and the Savings Bank, received a monthly stipend of $10,000 in 1998. Effective as of December 30, 1998, Mr. Stiver became a full-time employee. For the fiscal year ending December 31, 1999, the Board of Directors of the Savings Bank set the base salary for Mr. Stiver at $150,000. Mr. Stiver does not receive any fees for Board or Committee Meetings.

     Mr. Robert S. Zyla, President and Treasurer of the Savings Bank, received an increase in his base salary from $88,000, the base salary for the fiscal year ending December 31, 1997, to $92,000, the base salary for the fiscal year ending December 31, 1998. For the fiscal year ending December 31, 1999 the Board of Directors of the Savings Bank has set the base salary for Mr. Zyla at $95,000. The Compensation Committee does not consider corporate performance in its determination but only compensation by comparable companies adjusted by an evaluation of the officer's performance.

     The Board of Directors will consider the annual compensation paid to executive officers of financial institutions in the Commonwealth of Pennsylvania and surrounding states with assets of less than $200 million and the individual job performance of such individual in consideration of its specific salary increase decision with respect to compensation to be paid to the Chief Executive Officer, President, Executive Vice President and Chief Financial Officer in the future.

     The Compensation Committee consisted of Mr. Stiver, who chaired this committee in 1998, and Messrs. Dowling, Macosko, Schoen and McCullough. Mr. Stiver is no longer a member of this Committee, and a new chairman has not yet been named.

     The following is a graph comparing the Company's cumulative total shareholder returns with the performance of the NASDAQ Stock Market index (US Companies), NASDAQ Financial Stocks index and the stock index for thrift institutions with less than $250 million in assets maintained by SNL Securities LP, in which group the Company is included. For each of the Company and each such index the graph begins with June 27, 1996 (the first day of trading of the Company's Common Stock) and ends on December 31, 1998.

PERFORMANCE GRAPH

                                                                                  NASDAQ
        MEASUREMENT PERIOD              PRESTIGE               NASDAQ -         FINANCIAL
      (FISCAL YEAR COVERED)          BANCORP, INC.             TOTAL US           INDEX              SNL
6/27/96                                       100.00            100.00            100.00            100.00
12/31/96                                      130.12            110.44            121.20            108.90
6/30/97                                       151.20            123.59            147.23            127.47
12/31/97                                      194.19            135.49            185.15            167.55
6/30/98                                       204.75            163.12            191.18            167.89
12/31/98                                      144.09            190.46            179.14            136.16

                                                       PERIOD ENDING
                           ---------------------------------------------------------------------
          Index             6/27/96    12/31/96     6/30/97    12/31/97     6/30/98    12/31/98
------------------------------------------------------------------------------------------------
PRESTIGE BANCORP, INC.      100.00      130.12      151.20      194.19      204.75      144.09
NASDAQ TOTAL RETURN         100.00      110.44      123.59      135.49      163.12      190.46
NASDAQ FINANCIAL INDEX      100.00      121.20      147.23      185.15      191.18      179.14
SNL < $250M THRIFT INDEX    100.00      108.90      127.47      167.55      167.89      136.16

     The Company made 4 cash dividend payments for the year ended December 31, 1998 which amounted to $.20 per share in the aggregate. The Board of Directors of the Company also declared a 15% stock dividend for holders of the Common Stock of record as of June 2, 1998 and payable on June 18, 1998. The Board of Directors of the Company declared a $.06 per share cash dividend for the holders of the Common Stock of record as of March 1, 1999 and payable on March 19, 1999. In addition, the Board of Directors also declared a 5% stock dividend for shareholders of record as of March 2, 1999 and payable on March 19, 1999. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trend. The Company does not make or endorse any predictions as to future stock performance.

EMPLOYMENT AGREEMENTS

  Employment Agreements for Ms. White and Messrs. Zyla and Hein

     In connection with the Conversion, the Company and the Savings Bank (collectively, the "Employers") entered into employment agreements with each of Mr. Zyla, Ms. White and Mr. Hein (individually the "Executive" and collectively the "Executives"). Pursuant to the employment agreements, the Employers employed each of the Executives for a term of two years, in each case, in their current positions. The term of each Executive's employment agreement shall be extended annually for an additional one-year period such that at any time the remaining term of the agreement will be from one to two years, unless, not less than 30 days prior to the annual anniversary date, a determination not to extend the agreement is made by either the Company or the Savings Bank or the Executive, or unless the Executive's employment with the Employers has been previously terminated.

     Each of the employment agreements shall be terminable with or without cause by the Employers. The Executive shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death; provided, however, that for the remaining term of the employment agreement, the Executive may be entitled to supplemental disability benefits upon termination of employment due to disability. In the event that (1) the Executive terminates his or her employment
(a) because of failure of the Employers to comply with any material provision of the employment agreement, or (b) for "good reason", as defined in the employment agreement as a result of certain adverse actions which are taken with respect to the Executive's employment following a Change in Control of the Company (defined below), including without limitation, (i) a change in the Executive's title or duties by the Employers, (ii) a reduction in the Executive's base salary or fringe benefits; or (iii) a relocation of the principal executive office of the Employers outside of the Pittsburgh, Pennsylvania area; or (2) prior to a Change in Control the employment agreement is terminated by the Employers without cause, or for other than the disability, retirement or death of the Executive, the Executive, or in the event of the Executive's death, his beneficiary or estate, will be entitled to the continuation of the base salary and certain fringe benefits that the Executive was receiving at the time of such termination for the remaining term of the agreement (approximately one to two years). Following a Change in Control, if the employment agreement is terminated by the Employers without cause, or for other than the disability, retirement or death of the Executive, for purposes of determining the duration of severance pay, the remaining term of the agreement will be extended for a period of one year and the Executive, or in the event of the Executive's death, his beneficiary or estate, will be entitled to the continuation of the base salary and certain fringe benefits that the Executive was receiving at the time of such termination for the remaining extended term of the agreement (approximately two to three years). Under such circumstances and based upon current levels of Executive base salary, base salary and fringe benefits would continue for a period not to exceed three years and one month, resulting in a maximum base salary continuation benefit to the three Executives of $1,143,143 in the aggregate assuming all three Executives were entitled to base salary continuation benefits, payable over approximately 37 months.

     A Change in Control is generally defined in the employment agreement to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition, directly or indirectly, by any person of 25% or more of the combined voting power of the Company's then-outstanding securities or (ii) a change in a majority of the directors of the Company during any period of two consecutive years without the approval of at least two-thirds of the persons then still in office who were directors of the Company at the beginning of such period.

     Each employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code ("Code"), then such payments and benefits received thereunder shall be reduced, in the manner determined by the employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for Federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for Federal income tax purposes.

  Employment Agreement of John A. Stiver

     In connection with the retention of John A. Stiver as Chief Executive Officer of the Company and the Savings Bank, the Company and the Savings Bank (collectively, the "Employers") entered into an employment agreement with Mr. Stiver effective December 30, 1998. Pursuant to the employment agreement, the Employers shall employ Mr. Stiver for a term of two years as the Chief Executive Officer of the Company and the Savings Bank. The term of Mr. Stiver's employment agreement shall be extended annually for an additional one-year period such that at any time the remaining term of the agreement will be from one to two years, unless, not less than 30 days prior to the annual anniversary date, a determination not to extend the agreement is made by either the Company or the Savings Bank or Mr. Stiver, or unless Mr. Stiver's employment with the Employers has been previously terminated.

     Mr. Stiver's compensation under the terms of his employment agreement is divided into several components. The employment agreement sets forth a base salary of One Hundred Fifty Thousand Dollars ($150,000.00) per year, which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers ("Base Salary") and which may not be decreased without Mr. Stiver's express written consent. Mr. Stiver will also receive incentive compensation (the "Incentive Compensation") equal to five percent (5%) of the Company's positive consolidated net income before taxes and Special Assessments (as hereinafter defined) for each calendar quarter ($0 if a net loss before taxes and Special Assessments), as reflected in the Company's published and reported earnings for such calendar quarter, to be paid within 45 days of the end of each calendar quarter. In the event that at the time of payment of Incentive Compensation the Company or the Savings Bank is in non-compliance, or would be placed in non-compliance, with specified regulatory capital requirements, Mr. Stiver's employment agreement provides that the payment of Incentive Compensation may be postponed or paid in installments in a manner which will maintain all such applicable regulatory capital requirements. As used herein, the term "Special Assessments" shall mean such special assessments or surcharges established and imposed by the federal government on savings banks as a class which are payable from the revenues of the Savings Bank, which such assessments or surcharges are of a type not in existence on December 30, 1998.

     As part of the employment agreement, effective December 30, 1998 Mr. Stiver was awarded incentive stock options in the amount of 6,000 shares of the Company's common stock and non-incentive stock options in the amount of 6,000 shares of the Company's common stock under the existing 1997 Stock Option Plan of the Company. The stock options have an exercise price of $12.75 per share and will vest at the rate of 20% per year over a period of 5 years.

     During the term of Mr. Stiver's employment agreement, Mr. Stiver shall be entitled to receive all of the same employee benefits as the other executive employees of the Employers receive, and Mr. Stiver shall participate in and receive the benefits of any group insurance, health and accident insurance, disability insurance, life insurance, retirement benefit plan, profit sharing plan, 401(k) plan, management recognition and retention plan, restricted stock plan, stock option plan, employee stock ownership plan, or other plans, benefits and privileges given to employees and executives of the Company and the Savings Bank. In the event of the disability of Mr. Stiver during the term of the employment agreement which qualifies Mr. Stiver for disability benefits under any long-term disability plan maintained by either the Company or the Savings Bank (the "Disability Plan"), the Employers shall supplement such Disability Plan benefits for a specified period of time by paying to Mr. Stiver the difference between 100% of Mr. Stiver's base salary and the disability benefits paid under the Disability Plan, provided that such supplemental disability benefits shall not exceed 50% of the Mr. Stiver's Base Salary.

     Pursuant to Mr. Stiver's employment agreement, the Company has extended to Mr. Stiver a $250,000 term loan, repayable in equal annual principal installments of $25,000 each over a ten year period, with interest payable quarterly at a floating annual interest rate equal to the per annum floating margin interest of Merrill Lynch on accounts with balances in excess of $100,000. This loan is a personal unsecured loan; however, Mr. Stiver is arranging to assign the death benefit of a life insurance policy owned by Mr. Stiver to the Company as security for the loan in the event of his death.

     Mr. Stiver's employment agreement requires the Company and the Savings Bank to provide Mr. Stiver with an automobile registered and leased by the Company or the Savings Bank; provided, that the lease payments for the automobile shall be $500 per month over a lease period not to exceed twenty-four (24) months or such other lease payment or lease period as the parties may agree to in writing from time to time. Mr. Stiver will insure the automobile under terms and conditions acceptable to the Company and the Savings Bank, at his cost and expense. The Company and the Savings Bank will pay all reasonable maintenance and operating costs and expenses of the leased automobile.

     Mr. Stiver's employment agreement shall be terminable by the Employers at any time, with or without cause. In the event of termination of the employment agreement (i) by mutual agreement, (ii) by an Employer for "cause," (iii) by the retirement or death of Mr. Stiver, (iv) by an Employer after six months of Mr. Stiver's disability, or (v) by Mr. Stiver for other than "good reason," Mr. Stiver shall be entitled to that compensation (including Incentive Compensation) and benefits which have accrued through the date of termination at which time all compensation and benefits shall cease (except for certain disability benefits which may extend beyond the date of termination). In the event of termination of the employment agreement (i) by either or both Employers without "cause," (ii) by Mr. Stiver for "good reason," or (iii) for any reason other than (a) the mutual agreement of the Employers and Mr. Stiver, (b) the retirement or death of Mr. Stiver or (c) termination by any Employer following after six months of disability, Mr. Stiver shall be entitled to that compensation (including Incentive Compensation) and benefits which have accrued through the date of termination and, in addition, the Employers shall pay Mr. Stiver certain "liquidated damages" to compensate Mr. Stiver for such items as loss in income, costs to seek other employment, relocation expenses, and legal costs associated with negotiation and preparation of any agreement with a future employer. The amount of the "liquidated damages" shall equal Mr. Stiver's annual Base Salary as of the date of termination multiplied by the number of years, or portions thereof, remaining in the period commencing with the date of termination and ending one year after the last day of the remaining term of the employment agreement (approximately two to three years), discounted to present value on the date of payment at a discount rate of 6%. The "liquidated damages" will be paid in one lump sum no later than sixty days following the date of termination; provided, however, that in the event that at the time of expensing the "liquidated damages" the Company or the Savings Bank is in non-compliance, or would be placed in non-compliance, with specified regulatory capital requirements, Mr. Stiver's employment agreement provides that the payment of "liquidated damages" may be postponed or paid in installments in a manner which will maintain all such applicable regulatory capital requirements. Under such circumstances and based upon current levels of Mr. Stiver's Base Salary, "liquidated damages" at any time equals a minimum of approximately $282,500 and a maximum of approximately $411,500.

     Mr. Stiver's employment agreement provides that: (i) termination of the employment agreement by an Employer for "cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the employment agreement which has not been cured by Mr. Stiver within thirty days of his receipt of written notice of such breach; and (ii) termination of the employment agreement by Mr. Stiver for "good reason" shall mean termination by Mr. Stiver for any one or more of the following: (a) the failure to retain Mr. Stiver as Chief Executive Officer of the Company and the Savings Bank or a material adverse change in Mr. Stiver's functions, duties or responsibilities as Chief Executive Officer of the Company or Savings Bank, without his consent; (b) a reduction in Mr. Stiver's Base Salary or total compensation and benefits, without his consent; (c) a relocation of the principal executive office of the Employers outside of the Pittsburgh, Pennsylvania area or a relocation of Mr. Stiver, without his consent; (d) any "change in control" of the Company or the Savings Bank; (e) the filing of a voluntary or involuntary petition for bankruptcy, reorganization or similar proceeding with respect to the Company or the Savings Bank; or (f) any breach by either Employer or both of them of any material provision of the employment agreement which has not been cured within thirty days of receipt of notice of such breach; and (iii) a "change in control" means any change in control required to be reported under the federal securities laws, as well as (a) the acquisition, directly or indirectly, by any person of 25% or more of the combined voting power of the Company's or Savings Bank's then-outstanding securities or (b) a change in a majority of the directors of the Company or Savings Bank during any period of two consecutive years without the approval of at least two-thirds of the persons then still in office who were directors of the Company or the Savings Bank at the beginning of such period.

     In the event that any of the payments to be made under Mr. Stiver's employment agreement which are contingent upon certain types of changes in control or ownership of the Company or the Savings Bank are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code ("Code"), then: (i) Mr. Stiver shall be subject to a 20% excise tax on the amount of the excess parachute payments, in addition to regular income taxes, and (ii) excess parachute payments will not be deductible by the Employers as compensation expense for Federal income tax purposes. Excess parachute payments generally are equal to the excess of (a) the present value of the compensation payments made to Mr. Stiver contingent upon a change in control or ownership, over (ii) three times Mr. Stiver's average annual compensation from the Employers includable in Mr. Stiver's gross income during the most recent five taxable years ending before the date on which a change in control or ownership occurred.

BENEFITS

DEFINED BENEFIT PLAN AND TRUST

     The Savings Bank has a defined benefit pension plan and trust ("Defined Benefit Plan") covering substantially all of its employees. After the Conversion, the Company joined as a participant in this Defined Benefit Plan. The benefits are based on years of service and employees' compensation. Employees of the Savings Bank and the Company are eligible to participate in the Defined Benefit Plan after one year of service and attainment of age 21. In general, the Defined Benefit Plan provides for benefits to a participant payable monthly upon normal retirement at age 65 (or, if later, the 5th anniversary of the participant's original date of participation) in an amount equal to 2% of the participant's average monthly compensation multiplied by the participant's first 20 years of benefit service, plus 1% of such average monthly compensation multiplied by the participant's next 10 years of benefit service. "Years of benefit service" is limited to 30 years. "Average monthly compensation" is the average monthly compensation paid to the participant over the three consecutive plan years of benefit service which produce the highest average during the 10 years preceding the participant's retirement, death or termination of employment. Compensation means the total earnings received by the participant from the Savings Bank and the Company which are subject to Federal income tax, including salary deferrals made on behalf of a participant to the Code Section 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") maintained by the Savings Bank and the Company. A participant may elect to retire early (and receive a reduced monthly benefit) on or after the participant has attained the age of 60 and has provided 20 continuous years of service. Alternatively, a participant may elect a late retirement and receive an adjusted benefit. A year of service is any year in which an employee works a minimum of 1,000 hours. Under the Defined Benefit Plan, a participant's benefits are fully vested after five years of benefit service at a rate of 20% after two years and an additional 20% for each additional year. In addition, a participant's benefits are fully vested upon the participant attaining the normal retirement age of 65 or provided the participant is still employed by the Savings Bank and the Company, upon the participant attaining the early retirement age of 60 and having been employed by the Savings Bank and the Company for at least 20 consecutive years. The rights of a participant under the Defined Benefit Plan also vest automatically upon the death or disability of such participant.

     Payment of benefits under the Defined Benefit Plan generally will be made in the form of a guaranteed annuity payable monthly for as long as the participant lives. If the participant dies before receiving 120 monthly payments, the remainder of the 120 payments will be paid to the participant's designated beneficiary. The automatic form of benefit is a life annuity to an unmarried participant and a qualified joint and survivor annuity to a married participant, although alternative forms of benefits are available. The Defined Benefit Plan also provides a qualified pre-retirement survivor annuity and a pre-retirement death benefit in the event of death of the participant prior to retirement.

     The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Defined Benefit Plan continues in its present form and that the participants elect a straight life annuity form of benefit.

                               PENSION PLAN TABLE

 THREE YEAR                                YEARS OF CREDITED SERVICE
   ANNUAL      ---------------------------------------------------------------------------------
  AVERAGE      10 YEARS OF   15 YEARS OF   20 YEARS OF   25 YEARS OF   30 YEARS OF   35 YEARS OF
COMPENSATION     SERVICE       SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
------------   -----------   -----------   -----------   -----------   -----------   -----------
  $ 20,000       $ 4,000       $ 6,000       $ 8,000       $ 9,000       $10,000       $10,000
  $ 30,000       $ 6,000       $ 9,000       $12,000       $13,500       $15,000       $15,000
  $ 40,000       $ 8,000       $12,000       $16,000       $18,000       $20,000       $20,000
  $ 50,000       $10,000       $15,000       $20,000       $22,500       $25,000       $25,000
  $ 60,000       $12,000       $18,000       $24,000       $27,000       $30,000       $30,000
  $ 70,000       $14,000       $21,000       $28,000       $31,500       $35,000       $35,000
  $ 80,000       $16,000       $24,000       $32,000       $36,000       $40,000       $40,000
  $ 90,000       $18,000       $27,000       $36,000       $40,500       $45,000       $45,000
  $100,000       $20,000       $30,000       $40,000       $45,000       $50,000       $50,000
  $125,000       $25,000       $37,500       $50,000       $56,250       $62,500       $62,500
  $150,000       $30,000       $45,000       $60,000       $67,500       $75,000       $75,000
  $175,000       $35,000       $52,500       $70,000       $78,750       $87,500       $87,500

     At December 31, 1998, Mr. Zyla, Ms. White and Mr. Hein had 31, 33 and 12, respectively, years of benefit credited service under the Defined Benefit Plan. The credited earnings for Mr. Zyla are approximately the same as the salary and bonus set forth in the summary compensation table. Benefits under the Defined Benefit Plan are computed on the basis of straight-life annuity with 120 guaranteed payments. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security benefits.

     For the years ended December 31, 1998, 1997 and 1996 the Defined Benefit Plan funding payments amounted to $81,505, $64,697 and $62,121, respectively. For additional information about the Defined Benefit Plan, see Note 12 of the Notes to the Financial Statements set forth in the 1998 Annual Report to Stockholders.

401(k) PLAN AND TRUST

     Effective January 1, 1994, the Savings Bank adopted a 401(k) profit sharing plan and trust (the "401(k) Plan") covering substantially all of its employees. After the Conversion, the Company joined the Savings Bank as a participant in this 401(k) Plan. The 401(k) Plan has no age or service requirements as a condition of eligibility to participate in the 401(k) Plan. In general, the 401(k) Plan allows each participant through a salary reduction arrangement to elect to have his or her compensation paid by the Savings Bank during the plan year reduced by up to 10%, subject to certain limitations, and contributed to the 401(k) Plan. Starting in 1997 a participant's compensation could only be reduced by 7% with such reduction contributed to the 401(k) Plan. A participant's compensation includes his or her W-2 compensation and other compensation which is not currently includable in the participant's gross income by reason of Code Sections 125, 401(a)(8), 402(h)1)(B), or 403(b) (the "Compensation"). The Savings Bank and the Company may make matching contributions on behalf of all participants equal to a discretionary percentage, to be determined by the Savings Bank and the Company, of the participant's elective salary reduction. In addition, the Savings Bank and the Company may make a discretionary contribution which is not limited to its current or accumulated net profit, to be allocated in the same proportion as each participant's Compensation bears to the total of such Compensation for all participants. All employer contributions are discretionary, and not mandatory. Participants are provided with the opportunity to direct the investment of their account balances in the 401(k) Plan through one or more investment funds. Contributions made by a participant through a salary reduction arrangement are credited to a participant's elective account, are fully vested when made and cannot be forfeited for any reason. Employer contributions, if any, are credited to an employer contribution account for each participant. A participant is fully vested in the employer contribution account after five years of credited service with the Savings Bank or the Company. If the participant terminates employment for any reason other than normal retirement at age 65, late retirement, death or total and permanent disability, any amount in the employer contribution account which is not vested will be forfeited. There are no provisions for early retirement benefits or pre-retirement distributions. Withdrawals from a participant's elective account are not permitted except in the event of normal retirement at age 65, disability, termination of employment or a specified hardship. Distributions of benefits under the 401(k) Plan will be made in a cash lump sum payment. For the years ended December 31, 1998, 1997 and 1996, neither the Company nor the Savings Bank made a matching or other discretionary contribution to the 401(k) Plan.

EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

     In connection with the Conversion, the Company established, and the Savings Bank adopted, an employee stock ownership plan (the "ESOP") for employees of the Company and the Savings Bank. Substantially all employees of the Company and the Savings Bank are eligible to participate in the ESOP. The ESOP will have no age requirement and a one hour service requirement as a condition of eligibility to participate. The Company has received from the Internal Revenue Service a favorable determination letter as to the tax-qualified status of the ESOP.

     As part of the Conversion, the ESOP borrowed $770,410 from the Company to fund the purchase of 8% of the Common Stock issued in connection with the Conversion. The loan to the ESOP will be repaid principally from the Company's and the Savings Bank's contributions to the ESOP over a period of 15 years, and the collateral for the loan will be the Common Stock purchased by the ESOP and remaining unallocated to participant accounts. The interest rate for the ESOP loan is a fixed rate of 7%. The Company or the Savings Bank may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, through the original issuance of additional shares by the Company or through the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company or the Savings Bank. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

     Shares purchased by the ESOP with the proceeds of the loan will be held by the trustees in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation for the year of allocation. Participants must be employed by the Company or the Savings Bank on the last day of the plan year in order to receive an allocation. Forfeitures will be reallocated among remaining participating employees. Participants will vest in their right to receive their account balances within the ESOP at the rate of 20% per year, starting with completion of their third year of credited service, until 100% vesting is achieved after seven years of credited service. For purposes of vesting, credit was given for years of service with the Savings Bank prior to the adoption of the ESOP. A year of credited service will be earned by a participant for each calendar year in which the participant is credited with at least 100 hours of service for the Company or the Savings Bank. Prior to the completion of three years of credited service, a participant who terminates employment will not receive any benefit under the ESOP. Participants will become 100% vested in the ESOP upon the attainment of age 65, death, disability or termination of the ESOP. Benefits may be payable upon retirement, disability or separation from service. The Company's and the Savings Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     The Board of Directors of the Company appointed a committee of Messrs. Zyla, Stiver and Hein to administer the ESOP. Messrs. John A. Stiver and Robert
S. Zyla serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions, and unallocated shares, will be voted by the ESOP trustees in the same ratio on any matter as to those shares for which instructions are given.

STOCK OPTION PLAN

     The shareholders of the Company, at the recommendation of the Board of Directors, adopted a 1997 stock option plan for the Company and it subsidiaries at the annual meeting of the Company held on April 23, 1997 (the "Stock Option Plan"). The Stock Option Plan provides for the grant of incentive stock options ("Incentive Stock Options") and non-incentive or compensatory stock options ("Non-Incentive Stock Options"); the

Incentive Stock Options and the Non-Incentive Stock Options are referred to herein collectively as "Stock Option Awards" or "Options"). The Company may award Incentive Stock Options and/or Non-Incentive Stock Options to acquire shares of Common Stock from time to time to officers and key employees (excluding non-employee directors) of, and other persons providing services to, the Company, the Savings Bank and certain affiliates participating in the Stock Option Plan (collectively the "Employees"). Incentive Stock Options may only be granted to Employees. Non-employee directors of the Company, the Savings Bank and certain affiliates participating in the Stock Option Plan are not eligible to receive discretionary Incentive Stock Options, but may only receive Non-Incentive Stock Options awarded pursuant to a formula system. No recipient of a Stock Option Award shall have any rights of a stockholder of the Company, including, without limitation, voting and dividend rights, until shares of Common Stock are issued to him and he becomes the record owner of such shares.

     The Stock Option Plan is administered and interpreted by the Board of Directors of the Company. The Board of Directors of the Company has the option to appoint an advisory committee of two or more non-employee directors of the Company (the "Committee") to make recommendations concerning the level of the discretionary Stock Option Awards and other administrative issues that arise during the operation of the Stock Option Plan.

     Under the Stock Option Plan, the Board of Directors of the Company determines which Employees will be granted options, whether such options will be Incentive Stock Options or Non-Incentive Stock Options, the number of shares subject to each Option, the exercise price of such Options (which must be at least fair market value at the time of the grant of the Option), and whether such Options may be exercised by delivering other shares of Common Stock and when such Options become exercisable. Each Non-Incentive Stock Option and Incentive Stock Option will be evidenced by a stock option agreement. Incentive Stock Options are further restricted by the terms of the Internal Revenue Code.

     Under the Stock Option Plan, non-employee directors of the Company, the Savings Bank and certain affiliates participating in the Stock Option Plan will receive Non-Incentive Stock Options on a formula basis. Each person that was serving as a non-employee director of the Company or the Savings Bank immediately after the shareholder adoption of the Stock Option Plan received in 1997 Non-Incentive Stock Options for 1,000 shares of Common Stock plus 100 additional shares of Common Stock for each full year of service as a non-employee director of the Savings Bank. Subject to availability of shares of Common Stock allocated to formula awards, (i) each new non-employee director of the Company, the Savings Bank and each affiliate participating in the Stock Option Plan, will receive Non-Incentive Stock Options for 1,000 shares of Common Stock upon election to the Board of Directors of the Company, the Savings Bank or any affiliate participating in the Stock Option Plan, and (ii) following the Annual Meeting of the stockholders, each non-employee director of the Company, the Savings Bank and the affiliates participating in the Stock Option Plan will receive Non-Incentive Stock Options for 100 shares of Common Stock in consideration for serving as a director, provided that any outside director elected at the Organizational Meeting or the new board of directors of the Company as the chairperson of the board of directors of the Company shall be awarded additional Non-Incentive Stock Options for 100 shares of Common Stock. Any person serving in the capacity of a non-employee director for more than one corporation participating in the Stock Option Plan (i.e. a person serving as a non-employee director of the Company and the Savings Bank) will be limited to receiving formula awards under the Stock Option Plan with respect to the one directorship that provides the formula award offering the greatest number of shares of Common Stock, and will be prohibited from receiving formula awards with respect to any other directorship.

     The per share exercise price of Options will be at least equal to the fair market value of a share of Common Stock on the date the option is granted. All Options become vested and exercisable, subject to certain exceptions, at a rate and subject to such limitations as may be determined by the Board at the time of the grant, which vesting rate will be no greater than 20% per year beginning one year from the date of the grant of the Stock Option Award. Under certain circumstances, the Stock Option Awards may be revoked for misconduct.

     A total of 116,284 (adjusted for stock dividends) shares of Common Stock was reserved for issuance pursuant to the Stock Option Plan, which is 10% of the Common Stock issued in connection with the Conversion. A total of 16,280 (adjusted for stock dividends) shares of Common Stock were reserved for purposes of making Non-Incentive Stock Option formula awards to non-employee directors under the Stock Option Plan, and all formula awards are subject to the availability of shares of Common Stock from such reserves, including forfeitures. As of December 31, 1998, the Company has granted Stock Option Awards to directors, officers and employees of the Company and the Savings Bank to purchase an aggregate of 105,327 shares of Common Stock at exercise prices ranging from $12.14 per share to $20.60 per share. Shares of Common Stock needed to satisfy exercises of options may be acquired through open market purchases, or may be satisfied through the use of authorized but unissued Common Stock. The current policy of the Board of Trustees is to use treasury stock or to acquire Common Stock in the open market to satisfy any exercised Options.

MANAGEMENT RECOGNITION AND RETENTION PLAN AND TRUST

     The shareholders of the Company, at the recommendation of the Board of Directors, adopted a management recognition and retention plan and trust for the Company and it subsidiaries (the "Recognition Plan") at the annual meeting of the Company held on April 23, 1997. Officers and key employees of the Company, the Savings Bank and certain affiliates participating in the Recognition Plan who are selected by the Board of Directors of the Company, as well as non-employee directors of the Company, the Savings Bank and certain affiliates participating in the Recognition Plan are eligible to receive benefits under the Recognition Plan.

     The Recognition Plan is administered and interpreted by the Board of Directors of the Company. The Board of Directors of the Company has the option to appoint an advisory committee of two or more non-employee directors of the Company (the "Committee") to make recommendations concerning the award of Common Stock under the Recognition Plan and other administrative issues that arise during the operation of the Recognition Plan. The Board of Directors of the Company shall from time to time appoint trustees to hold and manage the property of the trust created pursuant to the Recognition Plan. The Board of Directors of the Company has initially chosen John A. Stiver and Robert S. Zyla to act as trustees for the Recognition Plan.

     Under the Recognition Plan, the Board of Directors of the Company determines when awards of Common Stock will be made to officers and key employees of the Company, the Savings Bank and certain affiliates participating in the Recognition Plan, which officers and key employees will be awarded Common Stock and the number of shares subject to each award. Awards under the Recognition Plan to officers and key employees are at the complete discretion of the Board of Directors of the Company.

     Non-employee directors of the Company, the Savings Bank and certain affiliates participating in the Recognition Plan will receive awards of Common Stock on a formula basis. Under the formula applicable to non-employee directors on the date of the adoption of the Recognition Plan, each non-employee director of the Company and each non-employee director of the Savings Bank serving as a director of the Company or the Savings Bank immediately after the adoption of the Recognition Plan was granted in 1997 an award of 1,000 shares of Common Stock plus 100 additional shares of Common Stock for each full year of service as a non-employee director of the Savings Bank. Subject to the availability of shares of Common Stock allocated to formula awards, (i) each new non-employee director of the Company, the Savings Bank and each affiliate participating in the Recognition Plan will receive an award of 1,000 shares of Common Stock upon election to the Board of Directors of the Company, the Savings Bank or any affiliate participating in the Recognition Plan, and (ii) following the annual meeting of the stockholders, each non-employee director of the Company, the Savings Bank and the affiliates participating in the Recognition Plan will receive an award of Common Stock of 100 shares in consideration for serving as a director, provided that any outside director elected at the organizational meeting for the new board of directors of the Company as the chairperson of the board of directors of the Company shall be awarded an additional 100 shares of Common Stock. Any person serving in the capacity of a non-employee director for more than one corporation participating in the Recognition Plan (i.e. a person serving as a non-employee director of the Company and the Savings Bank) will be limited to receiving formula awards under the Recognition Plan with respect the one directorship that provides the formula award offering the greatest number of shares, and will be prohibited from receiving awards with respect to any other directorship.

     Shares of Common Stock granted pursuant to the Recognition Plan will be in the form of restricted stock to be earned and distributed, subject to certain exceptions, over a five-year period at a rate of 20% per year, beginning one year from the date of the grant of the award. Under certain circumstances, the awards may be revoked for misconduct.

     Until shares awarded to a recipient under the Recognition Plan have been earned and distributed, they may not be sold, pledged or otherwise disposed of and are required to be held in the Recognition Plan Trust. Under the terms of the Recognition Plan, all shares which have been awarded, but not yet been earned and distributed, are required to be voted by the trustees in accordance with the directions of the recipients, and if no direction is provided by the recipient the shares will not be voted by the trustees. The trustees will vote unawarded shares in the same proportion as they receive instructions from recipients with respect to the awarded shares which have not yet been earned and distributed. In the event that a tender offer is made, the trustees shall tender shares held by the trustees which have not been earned and distributed in the same proportion in which a recipient tenders shares which have been earned and distributed. Any cash dividends or stock dividends declared in respect of each share held by the Recognition Plan trust, to the extent such dividends are attributable to vested and nonforfeitable shares, will be paid by the Recognition Plan trust as soon as practicable after the Recognition Plan trust's receipt thereof to the recipient on whose behalf such share is then held by the Recognition Plan trust. To the extent such dividends are attributable to shares that are not vested and nonforfeitable, such dividends shall be retained in the Recognition Plan's trust and paid, as soon as practical after the shares become vested and non-forfeitable, to the recipient on whose behalf the shares are held in the Recognition Plan's trust; provided that if such shares so held are forfeited, such retained dividends will be allocated to the Plan Share Reserve (as defined in the Recognition Plan).

     A total of 46,513 shares of Common Stock has been reserved for issuance pursuant to the Recognition Plan, which is 4% of the Common Stock issued in connection with the Conversion. A total of 11,627 shares of Common Stock was reserved for purposes of making formula awards under the Recognition Plan, and all formula awards are subject to the availability of shares of Common Stock from such reserves, including forfeitures. Shares in the Recognition Plan were acquired through open market purchases. The Company has available sufficient shares of Common Stock to satisfy the awards outstanding as they vest. The Company granted shares of Common Stock in 1997 to directors, officers and employees of the Company and the Savings Bank under the Recognition Plan in an aggregate of 43,138 shares of Common Stock. In 1998, there were subsequent awards to employees of 1,014 shares and subsequent non-employee director formula awards of 483 shares. The share amounts set forth in this paragraph reflect adjustments due to the two stock dividends of the Company.

     Voting rights with respect to the held shares of the Recognition Plan trust have been allocated among the beneficiaries of such trust pro rata in accordance with the ratio of the awarded shares of a beneficiary to the total number of the awarded shares.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     Federal law requires that all loans or extensions of credit to executive officers and directors must be made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Savings Bank's policy provides that all loans made by the Savings Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

     As of December 31, 1998, John A. Stiver, a director and the Chairman of the Board of each of the Company and the Savings Bank, and C&J Leasing Co. (of which Mr. Stiver is owner) have borrowings from the Savings Bank with a total aggregate balance of $293,491 at December 31, 1998. The largest aggregate balance during 1998 of Mr. Stiver's loans (and his affiliates) was $295,841. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These extensions do not involve more than the normal risk of collectability or present other unfavorable features. Mr. Stiver also leases space from the Savings Bank for his offices at an annual rental of $11,100, which management believes is comparable to rates chargeable to unrelated third parties for rentals of similar space.

     In addition, Mr. Stiver has prepared the federal and state tax returns of the Company and the Savings Bank and during 1998 received a fee of $5,700 for this service. Mr. Stiver has also been retained to prepare the federal and state tax returns and filings of the Company and the Savings Bank due during 1999 and will receive a fee not to exceed $6,000 for these services. Management believes this fee for tax preparation services is comparable to rates charged by unrelated third parties for comparable services.

     As of December 31, 1998, the Savings Bank had committed to make an additional loan to Mr. Stiver in an amount not to exceed $93,000. This loan commitment was made in the ordinary course of business of the Savings Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These extensions do not involve more than the normal risk of collectability or present other unfavorable features.

     At December 31, 1998, except for Mr. Stiver, no other director or executive officer, or their affiliates, had aggregate loan balances in excess of $60,000. Other than Mr. McCullough, no such individual, or his or her affiliate, had engaged in any transaction during the year ending December 31, 1998, and is not a party to a present or proposed transaction, with the Company or the Savings Bank with a value in excess of $60,000. The aggregate amount of loans to insiders at December 31, 1998 was $301,801, which constitutes 2.0% of the consolidated equity of the Company and the Savings Bank.

     As of December 30, 1998, the Company had committed to make a loan to Mr. Stiver of $250,000 as part of the terms of his employment contract. The Board of Directors believes that the terms of this loan, including interest rate, repayment schedule and assignment of life insurance as collateral, are comparable to terms available to Mr. Stiver from third party institutions. See Employment Contract for John A. Stiver for additional details.

     Charles P. McCullough, a director of the Savings Bank, is an attorney and a shareholder with the law firm of Tucker Arensberg, P.C., which has been retained by the Savings Bank and the Company with respect to certain legal matters on an ongoing basis. The Company and the Savings Bank expect this relationship to continue.

     The Savings Bank retained media services from a company owned by the brother of one of the Savings Bank's officers. The total costs for such services in 1998, 1997 and 1996 were $30,249, $21,070, and $21,590, respectively.

              PROPOSAL II--RATIFICATION OF APPOINTMENT OF AUDITORS

     Arthur Andersen LLP was the independent public accountant for the Company and the Savings Bank for the 1998 fiscal year. The Board of Directors has approved the selection of Arthur Andersen LLP as its auditors for the 1999 fiscal year, subject to ratification by the Company's stockholders. A representative of Arthur Andersen LLP is expected to be present at the Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he or she so desires.

     Neither the rules or regulations of the Securities and Exchange Commission nor the rules of NASDAQ for issues traded through NASDAQ require that the selection of auditors be submitted to stockholders for approval. The selection of auditors is an issue for stockholder approval for companies traded on the New York Stock Exchange. Management believes the selection of auditors is of particular interest to stockholders. Therefore, management desires to present the ratification of auditors to the stockholders of the Company. In the event that the Proposal II is not approved, management will begin to interview public accounting firms for hire as the new independent auditors of the Company.

RATIFICATION OF THE APPOINTMENT OF THE AUDITORS REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE STOCKHOLDERS OF THE COMPANY AT THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AND THE SAVINGS BANK'S AUDITORS FOR THE 1999 FISCAL YEAR.

                      FINANCIAL INFORMATION--ANNUAL REPORT

     The audited financial statements of the Company for its fiscal year ended December 31, 1998, prepared in conformity with generally accepted accounting principles, are included in the Company's 1998 Annual Report to Stockholders which accompanies this Proxy Statement. These audited financial statements are incorporated herein by reference. Any stockholder who has not received a copy of the Company's 1998 Annual Report to Stockholders may obtain a copy by writing to the Secretary of the Company.

     Stockholders may receive without charge a copy of the Company's Annual Report or the Form 10-K filed with the Securities and Exchange Commission under the 1934 Act for the year ended December 31, 1998, by writing to the Secretary of the Company. Upon written request to the Secretary, the Company will furnish at no cost to any stockholder copies of the exhibits to the Annual Report or the Form 10-K.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting such proxies.

                                 MISCELLANEOUS

     The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

                             STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive offices at 710 Old Clairton Road, Pleasant Hills, Pennsylvania 15236, no later than February 28, 2000. Any such proposals shall be subject to the terms of the Articles of Incorporation of the Company and the requirements of the proxy rules adopted under the 1934 Act. Any such stockholder proposal shall be subject to the terms of the Articles of Incorporation of the Company and applicable law.

                                    BY ORDER OF THE BOARD OF DIRECTORS
                                    /S/ PATRICIA A. WHITE
                                    ---------------------
                                    Patricia A. White
                                    Secretary
Pleasant Hills, Pennsylvania
March 24, 1999

                                REVOCABLE PROXY
                             PRESTIGE BANCORP, INC.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 1999

     KNOW ALL PERSONS BY THESE PRESENT that the undersigned shareholder of Prestige Bancorp, Inc. (the "Company"), hereby appoints John A. Stiver,
Robert S. Zyla and Patricia A. White, or any of them, true and lawful attorneys with power of substitution of each, to vote all shares of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on May 5, 1999 at The Georgetown Centre, 526 East Bruceton Road, Pleasant Hills Borough, Pennsylvania, at 10:30 A.M. (local time) and at any adjournment thereof.

     The undersigned hereby revokes any proxy heretofore given with respect to such shares. Discretionary authority is hereby conferred as to all other matters as may properly come before the Annual Meeting.




                                        ----------------------------------------
     Please be sure to sign and date    |Date                                  |
       this Proxy in the box below.     |                                      |
                                        |                                      |
--------------------------------------------------------------------------------
|                                                                              |
|                                                                              |
|                                                                              |
|                                                                              |
|                                                                              |
----Stockholder sign above---------------Co-holder (if any) sign above----------


1. Election of Directors for Terms           For          With-       For All
   Expiring 2002 (except as marked to                     hold        Except
   the contrary below):                      [ ]          [ ]           [ ]

   Martin W. Dowling and Mark R. Schoen

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

2. Ratification of Appointment of Auditors.  For        Against       Abstain
                                             [ ]          [ ]           [ ]

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The above proposals have been put forth by the Board of Directors of the Company. The attorneys named will vote the shares represented by this proxy in accordance with the choices made on this card. IF NO CHOICE IS INDICATED FOR A PROPOSAL, THIS PROXY WILL BE VOTED AFFIMATIVELY ON SUCH PROPOSAL.

     PRESTIGE BANCORP, INC. (THE "COMPANY") ANNUAL MEETING TO BE HELD ON MAY 5, 1999 AT 10:30 A.M. LOCAL TIME FOR THE SHAREHOLDERS OF THE COMPANY AS OF MARCH 19, 1999.

     The undersigned acknowledges that (s)he has received a Proxy Statement and Annual Report of the Company prior to signing this Proxy.

     Please sign EXACTLY as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, guardian, trustee, custodian, etc. please give full title as such. If a corporation or partnership, please sign the full name by an authorized officer or partner. If stock is owned jointly, all parties must sign.

--------------------------------------------------------------------------------
   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                             PRESTIGE BANCORP, INC.
                             710 OLD CLAIRTON ROAD
                            PLEASANT HILLS, PA 15236

--------------------------------------------------------------------------------
|                             PLEASE ACT PROMPTLY                              |
|                   SIGN, DATE & MAIL YOUR PROXY CARD TODAY                    |
--------------------------------------------------------------------------------